AGREEMENT OF PURCHASE AND SALE

Lloydminster Area, Alberta
Blackfoot Area, Alberta
Maidstone Area, Saskatchewan
Lloydminster Area, Saskatchewan

THIS AGREEMENT made as of April 8, 2013.

BETWEEN:

ALBERTA STAR DEVELOPMENT CORP., a body corporate, incorporated pursuant to the laws of the Province of Alberta, registered to carry on business in the Province of Alberta and having offices in Vancouver, British Columbia (hereinafter referred to as "Vendor")

- and -

PETROCAPITA OIL AND GAS LP., a limited partnership, by its general partner Petrocapita GP I Ltd., a body corporate, both registered to carry on business in the Province of Alberta and having offices in Calgary, Alberta (hereinafter referred to as "Purchaser")

WHEREAS Vendor wishes to sell and Purchaser wishes to purchase the interest of Vendor in and to the Assets (defined herein), subject to and in accordance with the terms and conditions hereof,

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties (defined herein) have agreed as follows:

Article 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

(a)	“Abandonment and Reclamation Obligations" means any and all past, present and future obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the facilities and equipment comprised in the Facilities and Tangibles and restore and reclaim the surface sites thereof and to reclaim and restore the Lands, all in accordance with good oil and gas field practices, and in compliance with the Regulations;

(b)	“Adjustment Date" means the hour of 8:00 a.m., Calgary time, on March 1,2013;

(c)	“AFEs" means the authorities for expenditure and operations notices, if any, set out in Schedule "B" under the heading "AFEs";

(d)	"Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

(e)	"Base Price" means the sum of money first set out in subsection 2.6 (a);

(f)	"Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(g)	"Closing" means the sale by the Vendor of, and the purchase by the Purchaser of, the Assets;

(h)	"Closing Place" means the offices of the Purchaser, or such other place as may be agreed upon in writing by Vendor and Purchaser;

(i)	"Closing Time" means the hour of 10:00 a.m. (Calgary time) on the later of:

(i)	April [22], 2013; and

(ii)	The third Business Day following the receipt of final approval of the TSXV of the transactions contemplated by this Agreement;

or such other time and date as may be agreed upon in writing by Vendor and Purchaser;

(j)	"Dollar" and "$" mean a dollar of lawful money of Canada;

(k)	"Environmental Liabilities" means any and all past, present or future environmental damage, contamination, or other environmental problems pertaining to the Lands or caused by the Assets or the Lands or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of the applicable Regulations or otherwise, which occur or arise in whole or in part prior to, at or subsequent to the Closing Time, and regardless of whether or not a reclamation certificate has been issued. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include those arising from or related to (i) surface, underground, air, ground water, surface water or marine environment contamination; (ii) Abandonment and Reclamation Obligations; (iii) the restoration, cleanup or reclamation of or failure to restore, cleanup or reclaim any part of the Assets or the Lands; (iv) the removal of or failure to remove foundations, structures or equipment; (v) the release, spill, escape or emissions of toxic, hazardous or oilfield waste substances; and (vi) damages and losses suffered by Third Parties as a result of any of the occurrences in subclauses (i) through (v) of this subsection;

(l)	"ERCB" means the Alberta Energy Resources Conservation Board;

(m)	"Facilities" means all right, title, interest and estate of the Vendor in the facility or facilities, if any, set out in Schedule "C" under the heading "Facilities";

(n)	"General Conveyance" means the General Conveyance set out in Schedule "F";

(o)	"GST" means the goods and services tax administered pursuant to the Excise Tax Act (Canada), as amended and the regulations thereunder or under any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

(p)	"Lands" means all right, title, interest and estate of the Vendor in the lands areally described in Schedule “A”;

(q)	"Lawsuits and Claims" means the Lawsuits and Claims, if any, set out in Schedule "H" under the heading "Lawsuits and Claims";

(r)	"Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands);

(s)	"Losses" means all actions, causes of action, losses, costs, claims, damages, penalties, fines, assessments, charges, expenses or other liabilities whatsoever, whether contractual or tortious, which are suffered, sustained, or incurred by a Party and includes, without limitation, reasonable legal fees on a solicitor and client basis and other professional fees and disbursements on a full indemnity basis, but notwithstanding the foregoing shall not include any liability for indirect or consequential damages including, without limitation, business loss, loss of profit, economic loss, punitive damages, or income tax liabilities;

(t)	"LM R" has the meaning as set forth and defined in section 4.1;

(u)	“Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all right, title, interest and estate of the Vendor in all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation, Vendor's interest in any and all of the following:

(i)	contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation gas purchase contracts, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities;

(ii)	fee simple mineral rights and fee simple rights to, and rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

(iii)	all subsisting rights to carry out operations relating to the Lands or Tangibles, and without limitation, all easements and well, pipeline and other permits, licences and authorizations;

(iv)	all non-financial records, books, documents, licences, reports and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any of the foregoing that pertain to seismic, geological or geophysical matters;

(v)	the Wells, including the wellbores and any and all casing;

(vi)	all non-interpretative technical data; and

(vii)	the Seismic Rights;

(v)	"Party" means a party to this Agreement;

(w)	"Permitted Encumbrances" means:

(i)	liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(ii)	liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of the costs and expenses of such development or operation;

(iii)	mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due;

(iv)	easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

(v)	the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)	rights of general application reserved to or vested in any governmental authority to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

(vii)	statutory exceptions to title and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;

(viii)	any security held by any Third Party encumbering Vendor's interest in and to the Assets or any part or portion thereof, in respect of which Vendor delivers a discharge in registrable form, a no interest letter with an undertaking to discharge the security interest or like document (in a form satisfactory to Purchaser) to Purchaser at or prior to Closing;

(ix)	the Sale, Processing and Transportation Contracts and agreement or agreements (if any) for the sale of Leased Substances that are terminable on not greater than 91 days notice (without an early termination penalty or other cost);

(x)	all royalty burdens, liens, adverse claims, penalties, reductions in interests and other encumbrances set out in Schedule "A"; and

(xi)	the terms, conditions and obligations arising under the Title Documents.

(x)	"Petroleum and Natural Gas Rights" means all rights to and in respect of the Leased Substances and the Title Documents (but only to the extent that the Title Documents pertain to the Lands), including without limitation the interests set out in Schedule "A";

(y)	"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur and coal bed methane;

(z)	"Purchase Price" means:

(i)	the Base Price; and

(ii)	plus or minus the adjustments and other amounts to be added or subtracted from the Base Price as provided in section 2.6;

(aa)	has the meaning as set forth and defined in section 2.6;

(bb)	"Regulations" means all statutes, laws, rules, orders, judgements, writs, injunctions, decrees, regulations and directives of governmental and other competent authorities in effect from time to time and made by governments, governmental boards or agencies, tribunals, courts, commissions, administrative agencies, arbitrators or judicial authorities having jurisdiction over the Assets, the Parties or the transaction contemplated herein;

(cc)	"Right of First Refusal" means a preferential, pre-emptive or first purchase right whereby any party has the right to acquire or purchase all or a portion of the Assets pursuant to the Title Documents by virtue of this Agreement or the transaction to be effected by it;

(dd)	"Sale Processing and Transportation Contracts" means the agreement or agreements, if any, set out in Schedule "D" under the heading "Sale Processing and Transportation Contracts";

(ee)	"Seismic Rights" means the rights to be granted by Vendor to Purchaser at Closing pursuant to Schedule "G”;

(ff)	"SMER" means the Saskatchewan Ministry of Energy and Resources, or any successor thereto having jurisdiction over the Assets or certain of them and the operation thereof;

(gg)	"Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets and the Title Documents;

(hh)	"Take or Pay Obligations" means obligations to sell or deliver Petroleum Substances or any of them, rights to which are granted, reserved or otherwise conferred pursuant to the Title Documents, without being entitled in due course to receive and retain full payment for such Petroleum Substances;

(ii)	"Tangibles" means, subject to any and all limitations and exclusions provided for in this definition, the Facilities and any and all tangible depreciable property and assets other than the Facilities which are located within, upon or in the vicinity of the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection, water disposal or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, Scrubbers, separators, pumps, tanks, boilers and communication equipment (including any SCADA systems) but excluding all motorized vehicles;

(jj)	"Third Party" means any individual or entity other than Vendor and Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(kk)	"this Agreement". "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement of Purchase and Sale;

(ll)	"Title Documents" means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced. and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands including without limitation those, if any, set out in Schedule "A";

(mm)	"TSXV" means the TSX Venture Exchange; and

(nn)	"Wells" means all wells which have been, are or may be used in connection with the Petroleum and Natural Gas Rights, including without limitation producing, shut-in. suspended, abandoned, reclaimed, water source, water disposal and water injection wells and the wells set out in Schedule "E" under the heading "Wells".

1.2	Headings

The expressions "Article", "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5	Schedules

There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"	-	Lands and Petroleum and Natural Gas Rights
Schedule "B"	-	AFEs
Schedule "C"	-	Facilities
Schedule "D"	-	Sales, Processing and Transportation Contracts
Schedule "E"	-	Wells
Schedule "F"	-	General Conveyance
Schedule "G"	-	Rights of First Refusal
Schedule "H"	-	Lawsuits and Claims

Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.6	Knowledge

Where in this Agreement a representation, warranty or certificate is made on the basis of knowledge or awareness of a Party, such knowledge or awareness consists only of the actual knowledge or awareness, as the case may be, of the officers and employees of such Party and does not include knowledge and awareness of any other person or persons.

Article 2

PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale

Vendor hereby agrees to sell, assign, transfer, convey and set over to Purchaser, and Purchaser hereby agrees to purchase from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets subject to and in accordance with the terms of this Agreement.

2.2	Closing

Closing shall take place at the Closing Place at the Closing Time if there has been satisfaction or waiver of the conditions of Closing herein contained. Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Vendor's interest in and to the Assets shall pass from Vendor to Purchaser at the Closing Time. The Parties shall execute and deliver the General Conveyance at Closing.

2.3	Specific Conveyances

(a)	Vendor shall prepare the Specific Conveyances at its cost and as required, none of which shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement. All Specific Conveyances that are prepared and circulated to Purchaser a reasonable time prior to the Closing Time shall be executed and delivered by the Parties at Closing.

(b)	Forthwith after Closing, Vendor shall at its cost circulate and register, as the case may be, all Specific Conveyances that by their nature may be circulated or registered, provided that Purchaser shall be responsible for all registration fees pertaining to same.

2.4	Title Documents and Miscellaneous Interests

Vendor shall deliver to Purchaser at Closing the original copies of the Title Documents and any other agreements and documents to which the Assets are subject and the original copies of contracts, agreements, non-financial records, books, documents, licences, reports and data comprising Miscellaneous Interests which are now in the possession of Vendor or of which it gains possession prior to Closing. Notwithstanding the foregoing, if and to the extent such Title Documents, contracts, agreements, non-financial records, books, documents, licences, reports and data also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies. Purchaser shall, upon request and after reasonable notice, provide reasonable access, at the offices of Purchaser and during its normal business hours, to such of the Title Documents and other contracts, agreements, non-financial records, books, documents, licenses, reports and data comprising Miscellaneous Interests delivered by Vendor pursuant hereto, as Vendor may require for Purposes concerning the interests which Vendor held in the Assets prior to the Closing Time and the calculation of adjustments prior to the finalization of same, subject always to the requirement that all such information shall remain confidential.

2.5	Form of Payment

All payments to be made pursuant to this Agreement shall be in Canadian funds. All payments to be made at Closing shall be made by certified cheque, solicitor's trust cheque and/or bank draft payable to Vendor at Closing.

2.6	Base Price and Purchase Price

The aggregate consideration to be paid by Purchaser to Vendor for Vendor's interest in and to the Assets shall be the Purchase Price. The amount to be paid by Purchaser to Vendor at the Closing Time shall be determined as follows:

(a)	$1,875,000.00 (the "Base Price");

(b)	less the adjustments (if any) on account of exercised Rights of First Refusal pursuant to Article 9 and Rights of First Refusal which have not been waived or expired as at the Closing Time; and

(c)	plus or minus (as applicable) the net amount of the adjustment pursuant to Article 7 as at the Closing Time.

2.7	GST

The Purchase Price does not include GST. At Closing, Purchaser shall pay to Vendor (i) the Purchase Price and (ii) the GST payable in respect of the Assets. Vendor shall remit the GST according to law. The GST registration number of Vendor is 888717691RT0001. The GST registration number of Purchaser is 827041054RT0001.

2.8	Other Taxes

At Closing, Purchaser shall be solely responsible for all sales taxes, transfer taxes, fees, charges, levies or similar assessments which may be imposed by any governmental authority and pertaining to its acquisition of the Assets or to the circulation and registration of the Specific Conveyances and shall remit any such amounts to the applicable governmental authority according to law.

2.9	Allocation of Purchase Price

The Parties shall allocate the Purchase Price as follows:

Petroleum and Natural Gas Rights	80%
Tangibles	20% less $10.00
Miscellaneous Interests	$10.00

Article 3

CONDITIONS OF CLOSING

3.1	Purchaser's Conditions

The obligation of Purchaser to purchase Vendor's interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Purchaser and may be waived by Purchaser:

(a)	the representations and warranties of Vendor herein contained shall be true in all material respects when made and as of the Closing Time;

(b)	all obligations of Vendor contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

(c)	the Vendor shall have delivered to the Purchaser the General Conveyance and the Specific Conveyances executed by the Vendor (if applicable);

(d)	from the Adjustment Date to the Closing Time, excluding variations in commodity pricing, the Assets shall have suffered no material, adverse damage or change;

(e)	there shall be no claims or proceedings threatened or pending involving the Vendor in connection with the Assets which claims or proceedings in the aggregate would, in the opinion of the Purchaser, have a material adverse effect on the Assets;

(f)	any and all necessary regulatory or governmental approvals required to permit the transaction to be completed that can be secured prior to Closing, or are normally secured prior to Closing in transactions of this type, shall have been obtained, including such approvals as are required to be obtained from the ERCB, SMER or similar agency;

(g)	operatorship of the Assets shall be transferred by Western Plains Petroleum Ltd. to the Purchaser;

(h)	Vendor shall have delivered to Purchaser at or prior to Closing discharges, or no interest letters, for any security held by any Third Party encumbering Vendor's interest in and to the Assets or any part or portion thereof, which discharges are requested by Purchaser a reasonable time prior to Closing; and

(i)	prior to the Closing Time, Vendor shall have obtained and produced to Purchaser the written consent to the transaction contemplated hereby of each Third Party whose consent is required under the terms of the Title Documents and any other agreements and documents to which the Assets are subject, including duly executed releases and/or confirmations from Arctic Hunter Energy Inc. and the Vendor as to the termination of the sub-participation agreements between the Vendor and Arctic Hunter Energy Inc., dated October 14, 2010 and November 18, 2011, respectively, and the reversion of the affected Petroleum and Natural Gas Rights, Tangibles and Miscellaneous Interests earned thereunder, from Arctic Hunter Energy Inc. back to the Vendor.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with or waived by Purchaser, at or before the Closing Time, Purchaser may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Vendor. If Purchaser rescinds this Agreement pursuant to this section 3. 1, the Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in sections 3.3 and 11.16.

3.2	Vendor's Conditions

The obligation of Vendor to sell its interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Vendor and may be waived by Vendor:

(a)	the representations and warranties of Purchaser herein contained shall be true in all material respects when made and as of the Closing Time;

(b)	all obligations of Purchaser contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

(c)	the Purchaser shall have tendered to the Vendor the Purchase Price in the manner provided for in Section 2.6;

(d)	final approval of the TSXV of the transactions contemplated by this Agreement shall have been obtained

(e)	the Purchaser shall have executed and delivered to the Vendor at least one copy of the General Conveyance and Specific Conveyances (if applicable) tendered by the Vendor;

(f)	any and all necessary regulatory or governmental approvals required to permit the transaction to be completed that can be secured prior to Closing, or are normally secured prior to Closing in transactions of this type, shall have been obtained, including such approvals as are required to be obtained from the ERCB, SMER or similar agency; and

(g)	all amounts to be paid by Purchaser to Vendor at Closing shall have been paid to Vendor in the form stipulated in this Agreement.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with or waived by Vendor, at or before the Closing Time, Vendor may, in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Purchaser. If Vendor rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in sections 3.3 and 11.16.

3.3	Efforts to Fulfil Conditions Precedent

Purchaser and Vendor shall proceed diligently and iii good faith and use best efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent. If there is a condition precedent that is to be satisfied or complied with prior to the Closing Time, and if, by the time the condition precedent is to be satisfied or complied with, the Party for whose benefit the condition precedent exists fails to notify the other Party whether or not the condition precedent has been satisfied or complied with, the condition precedent shall be conclusively deemed to have been satisfied or complied with.

Article 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Vendor

Purchaser acknowledges that it is purchasing the Assets on an “as is, where is" basis, without representation and warranty and without reliance oil information provided to or oil of Purchaser by Vendor or any Third Party, except that and subject in all instances to the Permitted Encumbrances, Rights of First Refusal or any matter disclosed in any of the schedules hereto, Vendor makes the following representations and warranties to Purchaser:

(a)	Standing: Vendor is a body corporate duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and is authorized to carry on business in the jurisdictions where the Assets are located;

(b)	Requisite Authority: Vendor has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(c)	Execution: the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, bylaw or other governing document to which Vendor is bound;

(d)	No Conflicts: the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any Regulation applicable to Vendor;

(e)	Enforceability: this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms, subject to the qualification that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditor's rights generally; and

(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);

(f)	Regulatory Approval: no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force or to be obtained, including without limiting the foregoing, the conditional and final acceptance of the TSX Venture Exchange;

(g)	Finder's Fees: Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Purchaser shall have any obligation or liability;

(h)	Canadian Resident: Vendor is not a non-resident within the meaning of section 116 of the Income Tax Act (Canada);

(i)	All or Substantially All: the interest of Vendor in and to the Assets does not constitute all or substantially all the property of Vendor;

(j)	Fees and Charges: except as may be identified in the schedules hereto, the interest of Vendor in and to all property, assets, interests and rights comprising the Tangibles is sufficient such that Vendor is not subject to any penalty, fee, levy, charge or other compensation payable to any Third Party for the use of or access to the Tangibles;

(k)	Assets Not Removed: to Vendor's knowledge, no tangible depreciable property and assets which are used, were used or are intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, has been removed from its location since the Adjustment Date, nor has Vendor alienated or encumbered any such tangible depreciable property and assets since such date;

(l)	Alienation: except as may be identified in the schedules hereto, Vendor has not alienated or encumbered the Assets or any part or portion thereof, Vendor has not committed and is not aware of there having been committed any act or omission whereby the interest of Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, and the Assets are now free and clear of all liens, royalties, conversion rights and other claims of Third Parties, created by, through or under Vendor or of which Vendor has knowledge;

(m)	Right of First Refusal: except as may be identified to Purchaser by Vendor pursuant to Article 9, if any, none of the interest of Vendor in and to the Assets is subject to any Rights of First Refusal;

(n)	No Notice: Vendor has not received notice from any Third Party claiming an interest in and to the Assets adverse to the interest of the Vendor and the Vendor has no reason to believe that any such claim may be made;

(o)	Compliance: to Vendor's knowledge, information and belief, it has not failed to comply with. perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of the Title Documents or any other agreements and documents to which the Assets are subject where such failure would reasonably be expected to have a material adverse effect upon the aggregate value of the Assets;

(p)	No Notice of Default: Vendor has not received notice of default and is not, to the knowledge, information and belief of Vendor, in any default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets;

(q)	No Lawsuits or Claims: except as may be identified in the Schedule "H", if any, no suit, action, lawsuit, administrative proceeding or other proceeding before any court or governmental agency has been commenced against Vendor or, to the knowledge, information and belief of Vendor, has been threatened against Vendor or any Third Party, which might result in material impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets or any rights to, and rights to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

(r)	Payment of Taxes and Third Party Payables: to Vendor's knowledge, information and belief, all amounts due and payable to Third Parties prior to the date hereof and pertaining to the Assets have been fully paid, including without limitation (i) any and all ad valorem and property taxes, (ii) any and all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of the Leased Substances or any of them or the receipt of proceeds therefor, and (iii) all amounts due and payable in connection with Permitted Encumbrances, provided however, in the case of any and all amounts due and payable prior to the time Vendor acquired an interest in and to the Assets to which such amounts pertain, Vendor makes this representation and warranty only based upon its knowledge, information and belief;

(s)	AFEs: other than those of which the Purchaser has notice or as disclosed on Schedules "B" hereto, the Vendor has no knowledge of any AFEs issued or approved by the Vendor with respect to the Assets under which amounts may become payable after the Adjustment Date under which Vendor's share will be greater than $25,000.00;

(t)	Operator: in respect of the Assets that are operated by Vendor, if any, Vendor holds all valid licenses, permits and similar rights and privileges that are required and necessary under applicable law to operate the Assets as presently operated;

(u)	Operations: any and all operations of Vendor, on or in respect of the Assets, have been conducted in accordance with good oil and gas industry practices and iii material compliance with all Regulations;

(v)	Tangibles: the Tangibles operated by Vendor, if any, are in good and operable condition, reasonable wear and tear excepted;

(w)	LLR (Alberta): the licencee liability management rating (LMR), as set forth and as described in ERCB Directive 006: Licensee Liability Rating Program and Licence Transfer Process, of Vendor equals or exceeds 1.0 and will not fall below 1.0 as a result of any licence transfer application(s) submitted or to be submitted in respect of the Assets and the transaction effected hereby;

(x)	LLR (Saskatchewan): the licencee liability rating or "LLR" in respect of its assets and interests located in the Province of Saskatchewan, as determined under the Oil and Gas Conservation Regulations (Saskatchewan) and/or pursuant to SMER rules, regulations, guidelines, directives, interim directives and policies of Vendor is not less than 1.0 and the Vendor will not have an LLR that is less than 1.0 following Closing and the transfer of the Assets as contemplated in this Agreement;

(y)	Environmental: Vendor has no knowledge of, is not aware of and has not received:

(i)	any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii)	any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof;

(z)	Sale, Processing and Transportation Contracts: except for the Sale, Processing and Transportation Contracts, Vendor is not a party to and Vendor's interest in and to the Assets is not otherwise bound or affected by any:

(i)	production sales contracts pertaining to the Leased Substances or any of them that cannot be terminated on notice of 91 days or less (without an early termination penalty or other cost),

(ii)	gas balancing or similar agreements pertaining to the Leased Substances or any of them,

(iii)	agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them,

(iv)	agreements for the contract operation by a Third Party of the Assets or any of them, and

(v)	agreements to provide transportation, processing or disposal capacity or service to any Third Party;

(aa)	Take or Pay Obligations: there are no Take or Pay Obligations;

(bb)	Disclosure: Vendor has made reasonable inquiries and searches for material documents and information relating to the Assets and for all information reasonably required to make the representations and warranties contained in this Agreement not misleading in light of the circumstances.

4.2	Limitation on Vendor's Representation and Warranties

Except and to the extent expressly stated in section 4.1, Vendor does not warrant title to the Assets or make any representations or warranties with respect to:

(a)	any data or information, including any engineering, geological or other interpretations or evaluations supplied by Vendor in connection with the Assets;

(b)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

(c)	the cost associated with any Abandonment and Reclamation Obligations; or

(d)	the value of the Assets or the future cash flow therefrom.

4.3	Acknowledgements

Without detracting from Purchaser's reliance on Vendor's representation and warranties in section 4.1. Purchaser acknowledges that prior to entering into this Agreement:

(a)	it will have made its own independent investigation, analysis, evaluation and inspection of Vendor's interest in the Assets, including a review of Vendor's title thereto and the state and condition thereof and will have relied on its own investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets and Vendor's title thereto;

(b)	it is satisfied, acting reasonably:

(i)	that there is no material environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto;

(ii)	with the Sale, Processing and Transportation Contracts to any Third Party;

(iii)	that the Tangibles are in good and operable condition, reasonable wear and tear excepted;

(iv)	with Vendor's title to the Assets;

(c)	it has been provided with the right and opportunity to conduct its own due diligence and site inspections of and in respect to Abandonment and Reclamation Obligations and Environmental Liabilities, if any, and will have relied on its own investigation, analysis, evaluation and inspection as to its assessment of the environmental condition of the Lands and Assets; and

(d)	in determining the Purchase Price, Purchaser will have taken into account the Purchaser's assumption of the Abandonment and Reclamation Obligations and Environmental Liabilities, as set forth in this Agreement, and Vendor's release of responsibility therefor.

4.4	Representations and Warranties of Purchaser

Purchaser makes the following representations and warranties to Vendor:

(a)	Standing: Purchaser is a partnership duly organized, validly existing and in good standing under the laws of its jurisdiction formation and is authorized to carry on business in the Province in which the Assets are located;

(b)	Requisite Authority: Purchaser has good right, full power and absolute authority to purchase the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(c)	Execution: the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(d)	No Conflicts: the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any Regulation applicable to Purchaser;

(e)	Enforceability: this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms subject to the qualification that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditor's rights generally; and

(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);

(f)	Regulatory Approval: no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(g)	Finder's Fee: Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Vendor shall have any obligation or liability;

(h)	Investment Canada Act: Purchaser is not a non-Canadian person for the purposes of the Investment Canada Act;

(i)	LLR (Alberta): the licencee liability management rating as set forth and described in the LMR as described in ERCB Directive 006: Licensee Liability Rating Program and Licence Transfer Process, Of Purchaser equals or exceeds 1.0 and will not fall below 1.0 as a result of any licence transfer application(s) submitted or to be submitted in respect of the Assets and the transaction effected hereby; and

(j)	LLR (Saskatchewan): the licencee liability rating or "LLR" in respect of its assets and interests located in the Province of Saskatchewan. as determined under the Oil and Gas Conservation Regulations (Saskatchewan) and/or pursuant to SMER rules, regulations, guidelines, directives, interim directives and policies of Purchaser is not less than 1.0 and the Purchaser will not have an LLR that is less than 1.0 following Closing and the transfer of the Assets as contemplated in this Agreement;

Article 5

INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

5.1	Vendor's Indemnities for Representations and Warranties

For a period of 12 months after Closing, Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against all Losses, suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.1 been accurate and truthful, provided however that nothing in this section 5.1 shall be construed so as to cause Vendor to be liable to or indemnify Purchaser in connection with any representation or warranty contained in section 4.1 if and to the extent that Purchaser did not rely upon such representation or warranty.

5.2	Purchaser's Indemnities for Representations and Warranties

For a period of 12 months after Closing, Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against all Losses, suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.4 been accurate and truthful, provided however that nothing in this section 5.2 shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in section 4.4 if and to the extent that Vendor did not rely upon such representation or warranty.

Article 6

PURCHASER'S INDEMNITIES

6.1	General Indemnity

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against all Losses, suffered, sustained, paid or incurred by Vendor which arise out of any matter or thing occurring or arising from and after the Closing Time and which relates to the Assets, provided however that Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any Losses, suffered, sustained, paid or incurred by Vendor which arise out of acts or omissions of Vendor.

6.2	Abandonment and Reclamation

Purchaser shall see to the timely performance of all Abandonment and Reclamation Obligations pertaining to the Assets which in the absence of this Agreement would be the responsibility of Vendor. Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against all Losses, suffered, sustained, paid or incurred by Vendor should Purchaser fail to timely perform such obligations.

6.3	Environmental Liabilities

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against all Losses, suffered, sustained, paid or incurred by Vendor which pertain to Environmental Liabilities, however, whenever and by whomsoever caused. Purchaser shall not be entitled to exercise and hereby waives any rights or remedies Purchaser may now or in the future have against Vendor in respect of Environmental Liabilities, whether such rights and remedies are pursuant to the common law, statute or Regulation or otherwise, including Without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser.

6.4	Limitation

The indemnities provided for in this Article 6 apply only if Closing occurs. Notwithstanding any other provision in this Agreement, Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any Losses, suffered, sustained, paid or incurred by Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to section 5.1, and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any Losses, suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to section 5.2.

6.5	Unknown Value of Environmental Liabilities

In the determination of the Purchase Price payable for the Assets, Vendor and Purchaser are in agreement that the exact extent and value of Environmental Liabilities is unknown and unknowable as of the Closing Time. Accordingly, Vendor and Purchaser have not attributed a specific or agreed to value with regard to either the Environmental Liabilities, or the indemnities provided for in section 6.2 and 6.3 of this Agreement, nor shall there be any adjustments made to the Purchase Price in relation thereto.

Article 7

OPERATING ADJUSTMENTS

7.1	Operating Adjustments

Subject to all other provisions of this Agreement, all benefits and obligations of any kind and nature relating to the operation of the Assets conveyed pursuant to this Agreement, excluding income taxes but otherwise including without limitation maintenance, development, operating and capital costs, government incentives and administration fees, royalties and other burdens, and proceeds from the sale of production whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Adjustment Date in accordance with generally accepted accounting principles. For greater certainty, adjustments in respect of production, if any, shall be made in favour of Vendor in respect of production beyond the wellhead at the Adjustment Date and in favour of Purchaser in respect of all other production. Notwithstanding the foregoing, Vendor shall not be required to provide a credit at closing for any benefits accruing to Purchaser after the Adjustment Date but not actually received at least 3 Business Days prior to the Closing Time. Vendor shall provide to Purchaser prior to the Closing Time a written statement of all such adjustments to be made at Closing, and shall cooperate with Purchaser to enable Purchaser to verify the accuracy of such statement. Adjustments not settled or incorrectly settled prior to or at Closing shall be settled by payment to or by Vendor and Purchaser, as the case may be, as soon as practicable after Closing. The intention of the Parties is that final settlement shall occur within [90] days following the Closing Time, but it is recognized that adjustments may be made after that time. No adjustments shall be made after 1 year from the Closing Time unless written notice of the requested adjustment, with reasonable particulars, is given within 1 year from the Closing Time, provided however that adjustments arising as a consequence of Crown royalty audits, joint venture audits or thirteenth month adjustments for gas plant throughput and gas cost allowance for the Assets are not subject to the 1 year limit. Petroleum substances beyond wellhead at the Adjustment Date and surplus items such as tubing and casing stored on the Lands which are not charged to the joint interest account with respect to the Lands, do not comprise part of the Assets and shall be removed by Vendor as soon as possible.

7.2	Audits

Notwithstanding the provisions of section 7.1, adjustments arising as a consequence of Crown royalty audits, joint venture audits or thirteenth month adjustments for gas plant throughput and gas cost allowance for the Assets, relating to the period prior to the Closing Time:

(a)	for which audit queries or thirteenth month adjustments are outstanding at the Closing Time; or

(b)	that occur after the Closing Time but not later than two years after the Closing Time (in the case of joint venture audits and thirteenth month adjustments) or four years from the end of the calendar year in which Closing occurs (in the case of Crown royalty audits), shall be made as they occur and payment for them shall be made within 30 days of each adjustment and shall be made by Purchaser to Vendor, or vice versa, as the case may be. Either Party may audit the records of the other relating to accounting or adjustments made subject to this section 7.2 for two years from the date the adjustment is made. Accounting or adjustments resulting from the audit shall be settled between Vendor and Purchaser on an item-by-item basis as they occur. Nothing in this Agreement shall restrict or otherwise interfere with any audit rights Vendor may have under any agreements pertaining to the Assets for the period prior to the Adjustment Date; it being the intention of the parties hereto that any adjustments arising from or attributable to the exercise of such audit rights shall be for the account of Vendor. For the purposes hereof, the expression "audit right" shall include the right to initiate an audit or to participate in or receive the benefits from an audit.

7.3	Deposits, Cash Calls and Operating Funds

The Assets do not include deposits made by Vendor which relate to the Assets or cash call advances, operating fund payments or similar advances made by Vendor to an operator of the Assets. Such amount shall, at the option of Vendor, either be returned to Vendor and (if required) replaced by Purchaser or be transferred by Vendor to Purchaser, in which event Purchaser shall reimburse the amount thereof to Vendor.

7.4	Administrative Fees

There will be no administrative overhead fees charged on operated properties by Vendor other than those assessed by Third Parties. However, Purchaser shall be solely responsible for any Purchaser requested land, accounting, production reporting, system conversion or other integration costs and expenses incurred by Vendor on behalf of Purchaser.

Article 8

MAINTENANCE OF ASSETS

8.1	Maintenance of Assets

Until the Closing Time, Vendor shall, to the extent that the nature of its interest permits, and subject to the Title Documents and any other agreements and documents to which the Assets are subject:

(a)	maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices and in material compliance with all applicable Regulations;

(b)	pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time;

(c)	perform and comply with all covenants and conditions contained in the Title Documents and any other agreements and documents to which the Assets are subject; and

(d)	maintain adequate insurance on all insurable portions of the Assets up to the date on which Closing occurs and immediately thereafter Vendor shall terminate all insurance carried by it in respect of the Assets.

8.2	Consent of Purchaser

Notwithstanding section 8.!, Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, shall be provided in a timely manner:

(a)	make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor's share is in excess of $25,000.00, except in case of an emergency or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without its consent;

(b)	surrender or abandon any of the Assets;

(c)	amend or terminate any Title Document or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to the Assets, other than the termination of certain sub-participation agreements entered into between the Vendor and Arctic Hunter Energy Inc.; or

(d)	sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof excepting sales of the Leased Substances or any of them in the normal course of business.

8.3	Post-Closing Administration

(a)	Following Closing, Vendor shall hold its title to the Assets in trust for Purchaser until all necessary notifications, registrations and other steps required to transfer such title to Purchaser have been completed;

(b)	Following Closing, Vendor shall represent Purchaser in all matters arising under the Title Documents until Purchaser is substituted as a party thereto in the place of Vendor, whether by novation, notice of assignment or otherwise and, in furtherance thereof:

(i)	all payments relating to the Assets after the Closing Time received by Vendor pursuant to the Title Documents shall be received and held by Vendor as trustee for Purchaser and Vendor shall remit such amounts promptly to Purchaser, provided however Vendor shall be entitled to retain any portion of such payments to satisfy any amounts owing or payable hereunder or to satisfy any amounts owing to Third Parties by Purchaser under the Title Documents;

(ii)	Purchaser shall forward to Vendor, within the time frame required under the applicable Title Document. any cash call advances, operating fund payments or other advances required to be paid by Purchaser pursuant to the Title Documents which Vendor shall forward to the operator under the relevant Title Documents on behalf of Purchaser. Purchaser shall be responsible for the recoupment of any portion of such costs which are the responsibility of Third Parties under any Title Document;

(iii)	Vendor shall forward all statements, notices and other information received by it pursuant to the Title Documents that pertain to the Assets to Purchaser promptly following their receipt by Vendor; and

(iv)	Vendor shall forward to Third Parties to the Title Documents such notices and elections pursuant to the Title Documents pertaining to the Assets as Purchaser may reasonably request;

(c)	Following Closing, in any case where Purchaser must be novated into or recognized as a party to, the operating agreement or agreements governing any of the Assets, the following provisions shall apply with respect to those Assets until the novation has occurred:

(i)	Vendor shall maintain the Assets (including the Title Documents) on behalf of Purchaser at Purchaser's sole cost and expense;

(ii)	Vendor shall not initiate any operation in respect of the Assets except upon the written instruction of the Purchaser; and

(iii)	Vendor shall forthwith provide to Purchaser all authorizations for expenditure, notices, specific information and other documents in respect of the Assets which it receives and shall respond to such authorizations for expenditure, notices, information and other documents pursuant to the written instructions of the Purchaser, if received on a timely basis, provided that Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful or in conflict with an applicable contract;

(d)	Purchaser shall indemnify and save harmless Vendor from and against all Losses arising as a consequence of the provisions of subsections 8.3(a) and (b) hereof, except to the extent caused by the gross negligence or wilful misconduct of Vendor or its servants, agents or employees. Acts or omissions taken by Vendor or its servants or agents with the approval of Purchaser shall not constitute gross negligence or wilful misconduct for purposes of this subsection.

8.4	Lease Rental Payments, Production Accounting and Physical Operations

Unless otherwise directed by Purchaser, Vendor shall:

(a)	pay on behalf of Purchaser all rentals and shut-in royalty payments for Crown and freehold mineral and surface leases which are due and payable on or before April 30, 2013;

(b)	complete production accounting for the calendar month in which Closing occurs; and

(c)	deliver physical control and operation of the Assets to Purchaser at 8:00 a.m. on the day after Closing occurs.

Article 9

RIGHTS OF FIRST REFUSAL

9.1	Rights of First Refusal

(a)	The Vendor confirms that the Assets are subject to Rights of First Refusal and such assets are identified in Schedule "G".

(b)	Within 5 Business Days of the execution and delivery of this Agreement, Vendor shall advise Purchaser which of the Assets are subject to Rights of First Refusal (the "ROFR Assets") and which Assets are not subject to Rights of First Refusal pursuant to the terms of the applicable operating agreements. Within 3 Business Days of receiving such advice, Purchaser shall advise Vendor in writing of its bona fide allocations of value for Vendor's interest in and to the ROFR Assets. Provided Vendor is in agreement with Purchaser's bona fide allocations, Vendor shall comply with the applicable provisions of such rights and shall courier notices to the Third Parties (and Purchaser, if applicable) holding such rights no later than 2 Business Days after it receives the bona fide allocations of Purchaser, in a form that is acceptable to Purchaser acting reasonably, using the bona fide allocations of Purchaser. Vendor shall notify Purchaser in writing forthwith upon each Third Party exercising or waiving such a right. If any such Third Party elects to exercise such a right, the definition of Assets shall be deemed to be amended to exclude those ROFR Assets in respect of which the right has been exercised, such ROFR Assets shall not be conveyed to Purchaser and the Purchase Price, the tax allocations and the Goods and Services Tax shall be reduced accordingly. Purchaser shall indemnify and save Vendor harmless from and against any and all Losses arising out of the allocations provided by Purchaser in respect of the Right of First Refusal notices to be provided pursuant to this section 9.1

Article 10

PRE-CLOSING INFORMATION

10.1	Production of Documents

At all reasonable times from the date hereof until the Closing Time, Vendor shall make available to Purchaser and Purchaser's counsel in Vendor's offices in Calgary (upon request only) all of the Title Documents and any other agreements and documents to which the Assets are subject including without limitation (i) production sales contracts pertaining to the Leased Substances or any of them, (ii) gas balancing or similar agreements pertaining to the Leased Substances or any of them, (iii) agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, (iv) agreements for the contract operation by a Third Party of the Assets or any of them, and (v) agreements to provide transportation, processing or disposal capacity or service to any Third Party.

Article 11

GENERAL

11.1	Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement. Until Purchaser is novated, with respect to the interest of Vendor in and to the Assets, into the Title Documents and any other agreements and documents to which the Assets are subject. Vendor shall act as Purchaser's agent (including without limitation to serve operation notices and authorizations for expenditure) as Purchaser reasonably and lawfully directs. Purchaser shall be liable to Vendor and shall, in addition, indemnify Vendor from and against, all Losses, suffered, sustained, paid or incurred by Vendor arising in connection with all acts or omissions of Vendor in its capacity as agent of Purchaser to the extent such acts and omissions were expressly or impliedly authorized by Purchaser.

11.2	No Merger

The covenants, representations, warranties and indemnities contained iii this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

11.3	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and. in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

11.4	Subrogation

The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

11.5	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement. The Land Contracts (Action) Act (Saskatchewan) shall have no application to any action (as defined in that statute) with respect to this Agreement. The Limitation of Civil Rights Act (Saskatchewan) shall have no application to this Agreement or any agreement or instrument reviewing or extending or collateral to this Agreement, or the rights, powers or remedies of the Vendor under this Agreement.

11.6	Enurement

This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

11.7	Time of Essence

Time shall be of the essence in this Agreement.

11.8	Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor -	Alberta Star Development Corp.
506-675 West Hastings Street
Vancouver, British Columbia V6B 1N2

Attention: Stuart Rogers
Fax: (604) 408-3884

Purchaser -	Petrocapita GP 1 Ltd.
#803 - 5920 Macleod Trail SW
Calgary, Alberta T2H 0K2

Attention: Land Manager
Fax: (587) 887-1537

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

(c)	except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing (the date of mailing being the Business Day immediately prior to the postmarked date of the envelope containing the notice, communication or statement or if the subject envelope has been lost or destroyed, the date of such notice, communication or statement or if undated the date of the transmittal letter accompanying the same).

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

11.9	Operatorship

Purchaser acknowledges that Vendor is unable to assign to Purchaser operatorship of the Assets, if any, operated by Vendor and in respect of which Vendor does not have a 100% interest. Vendor shall, however, use reasonable best efforts to assist Purchaser in its attempts to obtain operatorship.

11.10	Removal of Signs

At and after Closing, Vendor may remove any signs that indicate its ownership or operation of the Assets. Purchaser shall, no later than 60 days from Closing, erect or install signs required by governmental agencies to indicate that Purchaser is the operator of the Assets and to notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and other third parties of Purchaser's interest in the Assets.

11.11	Limit of Liability

In no event shall the liability of Vendor to Purchaser in respect of claims of Purchaser arising out of or in connection with this Agreement exceed, in the aggregate, the Purchase Price, taking into account any and all increases or decreases to the Purchase Price that occur by virtue of the terms of this Agreement.

11.12	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.13	Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

11.14	Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

11.15	Agreement not Severable

This Agreement extends to the whole of the Assets and is not severable without Purchaser's express written consent or as otherwise herein provided.

11.16	Confidentiality and Public Announcements

Until Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information (i) in the case of the Vendor, to fulfill its continuous disclosure obligations; (ii) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall provide each other at least 2 Business Days advance written notice of any public statement which they propose to make and Purchaser will use best efforts to not use the name of Vendor in any such announcements; (iii) in connection with obtaining consents or complying with preferential, pre-emptive or first purchase rights contained in Title Documents and any other agreements and documents to which the Assets are subject; (iv) to procure the consent of a Parties' lender; or (v) to obtain the approval of the TSXV.

11.17	Privacy Laws

All disclosures of "personal information" pursuant to this Agreement shall only be carried out in compliance with applicable Privacy Laws. The Parties agree that the transaction proposed by this Agreement constitutes a "business transaction" within the meaning of Privacy Laws. Each Party agrees only to request from the other Party and each Party agrees only to provide to the other Party, "personal information" which is necessary: (a) for the Parties to determine whether to proceed with the transaction contemplated by this Agreement; and (b) if the Closing is to occur, for the Parties to carry out and complete the Closing. The Parties agree that the collection, use and disclosure of “personal information" is restricted to the purposes that relate to the transaction contemplated by this Agreement.

11.18	Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser. Counterpart execution pages delivered via facsimile or similar electronic means shall be as binding as an originally executed copy of this page.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

ALBERTA STAR DEVELOPMENT CORP.		PETROCAPITA OIL AND GAS L.P.
By its general partner, Petrocapita GP I Ltd.

Per:	/s/Stuart Rogers	Per:	/s/Stephen Johnston
	Stuart Rogers, Interim Chief		Stephen Johnston, Director
Executive Officer

Schedule A

THIS PAGE AND THE FOLLOWING 7 PAGES COMPRISE SCHEDULE "A” ATTACHED TO AND FORMING PART OF AN AGREEMENT OF PURCHASE AND SALE MADE AS OF APRIL 8, 2013 BETWEEN ALBERTA STAR DEVELOPMENT CORP. AND PETROCAPITA OIL AND GAS L.P.

Mineral File #	Crown PN or PNG Lease Numbers	Surface File #	Contract File #	Well #	UWI	Lsd	Sec	Twp	Rge	M	WPP	AB Star	Expiry or Lands Continued	GOR etc.
				WELLS							(Working Interest Partners)			
											(Working Interest %)			
M-37	PN47722 PNG to base Mannville.		C-2 & C-20			09	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)
M-37	PN47722		C-2 & C-20			10	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)
M-37	PN47722		C-2 & C-20			15	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)
M-37	PN47722	S53	C-2 & C-20	9	111	16	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)
M-39	PN47721 PNG to base Mannville.	S-59	C-2 & C-20	10	122	11	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)
M-39	PN47721	S-59	C-2 & C-20	11	142	11	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)
M-39	PN47721	S-60	C-2 & C-20	12	131	11	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE) THIS WELL C11 HAS AN OCT/14/2010 SUBPARTICIPATION AGREEMENT BETWEEN ALBERTA STAR AND ARTIC HUNTER: ALBERTA STAR HOLDS A CONVERTIBLE GORR AND 0% WORKING INTEREST.
M-39	PN47721	S-61	C-2 & C-15 C-20	13	131	12	06	050	25	W3	25	25	Crown PNG	WPP has 10% Convertible GOR till payout +APO-Option to Convert to 50% WIO or 10% GOR
M-39	PN47721	S-59	C-2 & C-20	14	191	12	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)
M-39	PN47721	S-59	C-2 & C-20	15	192	12	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)
M-39	PN47721	S-52	C-2 & C-20	16	131	14	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE) THIS WELL C14 HAS AN OCT/14/2010 SUBPARTICIPATION AGREEMENT BETWEEN ALBERTA STAR AND ARTIC HUNTER: ALBERTA STAR HOLDS A CONVERTIBLE GORR AND 0% WORKING INTEREST.
M-39	PN47721	S-52	C-2 & C-20	17	141	14	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)
M-39	PN47721	S-52	C-2 & C-20	18	191	14	06	050	25	W3	50	50	Crown PNG	2% Baytex GORR (BAYTEX SECURITY NOTICE ON TITLE)

Mineral File #	Crown PN or PNG Lease Numbers	Surface File #	Contract File #	Well #	UWI	Lsd	Sec	Twp	Rge	M	WPP (Working Interest Partners) (Working Interest %)	AB Star	Expiry or Lands Continued	GOR etc.
				WELLS										
M-38	PN21205 PNG to base Mannville.	S-46	C-2	19	122	04	06	050	25	W3	50	50	Crown PNG	
M-38	PN21205	S-58	C-2	20	122	13	06	050	25	W3	50	50	Crown PNG	
M-41	PN57827 PNG to top colony. PNG BB McLaren to base Mannville	S-54	C-2	21	101	13	06	051	25	W3	50	50	Crown PNG	
M-41	PN 57827	S-54	C-2	22	131	13	06	051	25	W3	50	50	Crown PNG	
M-42	PN 56846 PNG to base Mannville.		C-2	34	111	01	06	052	23	W3	50	50	Crown PNG	In Scott Lands name - need lease
M-34	PN 61831 All PNG	S-43	C-2	23	21	02	18	045	25	W3	50	50	Crown PNG 2014	
M-40	PN 61840 All PNG	S-57	C-2	24	122	16	12	050	27	W3	50	50	Crown PNG 2014	
M-33	FREEHOLD	S-39	C-2	25	111	09	01	048	24	W3	50	50	FREEHOLD	15.0% GOR TO D.YOUNG
M-33	FREEHOLD	S-40	C-2	26	111	10	01	048	24	W3	50	50	FREEHOLD	15.0% GOR TO D.YOUNG
M-33	FREEHOLD	S-41	C-2	27	111	15	01	048	24	W3	50	50	FREEHOLD	15.0% GOR TO D.YOUNG
M-33	FREEHOLD	S-42	C-2	28	111	16	01	048	24	W3	50	50	FREEHOLD	15.0% GOR TO D.YOUNG
	FREEHOLD		C-2 & C-10			NW	13	045	25	W3	50	50	FREEHOLD	15% GOR to Desiets (Neilburg area)
	FREEHOLD		C-2 & C-10			NE	13	045	25	W3	50	50	FREEHOLD	15% GOR to Desiets (Neilburg area)
M-43	PN 41710 PNG to base Mannville. Excl NG in Mannville.	S-55	C-2	29	141	06	12	50	26	W3	15	50	Crown PNG	THIS WELL A06 HAS AN NOV/18/2011 SUBPARTICIPATION AGREEMENT BETWEEN ALBERTA STAR AND ARTIC HUNTER: ALBERTA STAR HOLDS A 25% WORKING INTEREST.

WELLS					(Working Interest Partners)			
Mineral File #	Crown PN or PNG Lease Numbers	Surface File #	Contract File #	Well #	UWI	Lsd	Sec	Twp	Rge	M	WPP (Working Interest %)	AB Star (Working Interest %)	Expiry or Lands Continued	GOR etc.
		S-	C-2 & C-8	30	111	06	12	50	26	W3	15	50		MINERALS IN THE NAME OF CNRL WPP is in a BPO position. APO WPP 32.5% & T.N. 17.5%
			C-2			03	12	50	26	W3	50	50		
			C-2			04	12	50	26	W3	50	50		
			C-2			05	12	50	26	W3	50	50		
M-44	PN 63254 All PNG	S-56	C-2	31	141	14	16	50	26	W3	50	50	Crown PNG 2015	Should be included in C-2 Acquired from TriWest
M-45	PN 63211 All PNG	S-48	C-4 & C-4A	32	112	08	28	49	22	W3	100		Crown PNG 2015	GORR to BASSWOOD Should be included in C-2
M-31	PN 61447 All PNG	S-31	C-5	33	131	01	36	44	23	W3	50	50	Crown PNG 2014	MINERALS IN THE NAME OF RAYMARK Gorr to Raymark Lands
						W/2	36	44	23	W3	50	50		
	<u>ALBERTA LANDS</u>													
M-1	AB PN: 0400100370 PNG to base Mannville	S-1	C-2	1	100	12	04	049	1	W4	50	50	HBP	MUTINY 3% GOR - cannot find contract
M-3	AB PN: 0406070568 PNG to base Mannville	S-3	C-2	2	100	05	20	049	1	W4	0	50		HBP
M-5	AB PN: 0402090143 PNG to base Mannville	S-5	C-2	3	102	12	22	049	1	W4	0	50		WCSB 7.83% GOR MIN/MAX 15% SPLIT TO North Mountain/Lintus/Romar, Turf & SMC
						11	22	049	1	W4	0	50		HBP
						13	22	049	1	W4	0	50		HBP
						14	22	049	1	W4	0	50		HBP
M-6	AB PN: 0403010215 PNG to base Mannville	S-6	C-2	4	100	16	22	049	1	W4	0	50		HBP

WELLS				(Working Interest Partners)			
											WPP	AB Star		
Mineral File #	Crown PN or PNG Lease Numbers	Surface File #	Contract File #	Well #	UWI	Lsd	Sec	Twp	Rge	M	(Working Interest %)		Expiry or Lands Continued	GOR etc.
M-21	AB PN: 0406070074 PNG to base Mannville	S-28	C-2 + C-11	5	102	07	36	048	4	W4	50	50	Jan 09 sale	Lease in the name of Bounty 5-15% MIN/MAX TO BOUNTY 1% GOR TO JULIE ATKINS
M-11	AB PN: 0407010690	S-13	C-2	6	100	11	12	050	3	W4	50	50	2011 DEC TAILWIND	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND
M-11	AB PN: 0407010690		C-2			12	12	050	3	W4	50	50	2011 DEC TAILWIND	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND
M-11	AB PN: 0407010690	S-14	C-2	7	100	13	12	050	3	W4	50	50	reacquired	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND
M-11	AB PN: 0407010690	S-15	C-2	8	102	13	12	050	3	W4	50	50	reacquired	5-15% MIN/MAX SPLIT BY RAINMAKER & TAILWIND
M-7	AB PN: 0406120124 PNG to base Mannville		C-3 & C-2			07	06	050	1	W4	66.64	33.33	Section 15 continuation	GORS: Shafam (1%) Taylor Hill (4%)
M-8	AB PN: 0406120125	S-7	C-3 (+c2?)	9	100	10	06	050	1	W4	66.64	33.33	June 20, 2012 AENR letter 6L10W (8 hectares).	GORS: Shafam (1%) Taylor Hill (4%)
M-8	AB PN: 0406120125	S-8	C-3 (+c2?)	10	100	15	06	050	1	W4	66.64	33.33	June 20, 2012 AENR letter 6L15W (8 hectares).	GORS: Shafam (1%) Taylor Hill (4%)
M-8	AB PN: 0406120125	S-9	C-3 (+c2?)	11	100	16	06	050	1	W4	66.64	33.33	June 20, 2012 AENR letter 6L16W (8 hectares).	GORS: Shafam (1%) Taylor Hill (4%)
M-10	AB PN: 0406120138 PNG to base Mannville	S-11	C-3 (+c2?)	12	102	03	11	050	2	W4	66.64	33.33	Payment made. To be HBP section 15.	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-10	AB PN: 0406120138 PNG to base Mannville	S-12	C-3 (+c2?)	13	103	03	11	050	2	W4	66.64	33.33	Payment made. To be HBP section 15.	
M-12	AB PN: 0406120144 PNG to base Mannville		C-3 (+c2?)	14	100	07	14	050	2	W4	66.64	33.33	August 7, 2012 AENR letter 14L7 (16 hectares).	GORS: Shafam (1%) Taylor Hill (4%)
M-13	AB PN: 0406120146 PNG to base	S-16	C-3 (+c2?)	15	100	12	14	050	2	W4	66.64	33.33	$5,362.00 Payment made. To be HBP	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)

Mineral File #	Crown PN or PNG Lease Numbers Mannville	Surface File #	Contract File #	Well #	UWI	Lsd	Sec	Twp	Rge	M	WPP	AB Star	Expiry or Lands Continued	GOR etc.
					WELLS						(Working Interest Partners) (Working Interest %)			
M-13	AB PN: 0406120146 PNG to base Mannville	S-17	C-3 (+c2?)	16	102	12	14	050	2	W4	66.64	33.33	$5,362.00 Payment made. To be HBP section 15.	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-13	AB PN: 0406120146 PNG to base Mannville	S-18	C-3 (+c2?)	17	103	12	14	050	2	W4	66.64	33.33	$5,362.00 Payment made. To be HBP section 15.	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-13	AB PN: 0406120146 PNG to base Mannville	S-19	C-3 (+c2?)	18	100	13	14	050	2	W4	66.64	33.33	$5,362.00 Payment made. To be HBP section 15.	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-14	AB PN: 0406120147	S-20	C-3 (+c2?)	19	102	15	14	050	2	W4	66.64	33.33	Dec 5, 2012 A.Energy Letter TBC Jan 5, 2013	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-14	AB PN: 0406120147	S-21	C-3 (+c2?)	20	103	15	14	050	2	W4	66.64	33.33	Dec 5, 2012 A.Energy Letter TBC Jan 5, 2013	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-16	AB PN: 0406120150	S-22	C-3 (+c2?)	21	100	09	22	050	2	W4	66.64	33.33	Dec 5, 2012 A.Energy Letter TBC Jan 5, 2013	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-16	AB PN: 0406120150	S-23	C-3 (+c2?)	22	100	10	22	050	2	W4	66.64	33.33	Dec 5, 2012 A.Energy Letter TBC Jan 5, 2013	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-16	AB PN: 0406120150	S-24	C-3 (+c2?)	23	102	10	22	050	2	W4	66.64	33.33	Dec 5, 2012 A.Energy Letter TBC Jan 5, 2013	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-19	AB PN: 0406120153 PNG to base Mannville	S-26	C-3 (+c2?)	24	100	04	24	050	2	W4	66.64	33.33	June 8, 2012 AENR letter 24L4E (8 hectares).	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)
M-20	AB PN: 0406120154 PNG to base	S-27	C-3 (+c2?)	25	100	06	24	050	2	W4	66.64	33.33	June 20, 2012 AENR letter 24L6E (8 hectares).	GORS: Shafam(1%) Taylor Hill(4%) Group (3%)

Schedule B

THIS PAGE COMPRISES SCHEDULE "B" ATTACHED TO AND FORMING PART OF AN AGREEMENT OF PURCHASE AND SALE MADE AS OF APRIL 8, 2013 BETWEEN ALBERTA STAR DEVELOPMENT CORP. AND PETROCAPITA OIL AND GAS L.P.

AFEs

NONE

Schedule C

THIS PAGE COMPRISES SCHEDULE "C” ATTACHED TO AND FORMING PART OF AN AGREEMENT OF PURCHASE AND SALE MADE AS OF APRIL 8, 2013 BETWEEN ALBERTA STAR DEVELOPMENT CORP. AND PETROCAPITA OIL AND GAS L.P.

Facilities

SK BTB 1H 3841 Battery 12-06-50-25 W3 License #5904

Schedule D

THIS PAGE AND THE FOLLOWING PAGE COMPRISE SCHEDULE "D" ATTACHED TO AND FORMING PART OF AN AGREEMENT OF PURCHASE AND SALE MADE AS OF APRIL 8, 2013 BETWEEN ALBERTA STAR DEVELOPMENT CORP. AND PETROCAPITA OIL AND GAS L.P.

Sales, Processing and Transportation Contracts

None.

Schedule E

THIS PAGE AND THE FOLLOWING PAGE COMPRISE SCHEDULE “E” ATTACHED TO AND FORMING PART OF AN AGREEMENT OF PURCHASE AND SALE MADE AS OF APRIL 8, 2013 BETWEEN ALBERTA STAR DEVELOPMENT CORP. AND PETROCAPITA OIL AND GAS L.P.

Schedule F

THE FOLLOWING 2 PAGES COMPRISE SCHEDULE "F" ATTACHED TO AND FORMING PART OF AN AGREEMENT OF PURCHASE AND SALE MADE AS OF APRIL 8, 2013 BETWEEN ALBERTA STAR DEVELOPMENT CORP. AND PETROCAPITA OIL AND GAS L.P.

General Conveyance (Attached)

GENERAL CONVEYANCE

THIS AGREEMENT made as of _____________________, 2013.

BETWEEN:

ALBERTA STAR DEVELOPMENT CORP., a body corporate, incorporated pursuant to the laws of the Province of Alberta, registered to carry on business in the Province of Alberta and having offices in Vancouver, British Columbia (hereinafter referred to as "Vendor)

- and -

PETROCAPITA OIL AND GAS L.P., a limited partnership, by its general partner Petrocapita GP I Ltd., a body corporate, both registered to carry on business in the Province of Alberta and having offices in Calgary, Alberta (hereinafter referred to as "Purchaser")

WHEREAS:

(A)	Vendor and Purchaser entered into that Agreement of Purchase and Sale dated April 8, 2013 (the "Sale Agreement") with respect to the "Assets" (which term, when used in this Agreement, has the same meaning as in the Sale Agreement);

(B)	All of the conditions precedent to the obligations of the parties hereto to close the transactions contemplated by the Sale Agreement have either been fulfilled or waived in the manner provided for waiver in the Sale Agreement;

NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the parties hereto covenant and agree as follows:

1.	Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser, and Purchaser hereby purchases from Vendor. all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, to have and to hold the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of the Sale Agreement.

2.	The covenants, representations, warranties and indemnities contained in the Sale Agreement are incorporated herein as fully and effectively as if they were set out herein and there shall not be any merger of any covenant, representation, warranty or indemnity contained in the Sale Agreement by virtue of the execution and delivery hereof, any rule of law, equity or statute to the contrary notwithstanding.

3.	If any term or provision hereof should conflict with any term or provision of the Sale Agreement, the term and provision of the latter shall prevail and this Agreement shall at all times be read subject to all terms and conditions of the Sale Agreement.

4.	The assignment and conveyance effected by this Agreement is made with full right of substitution of Purchaser in and to all covenants, representations, warranties and indemnities by others heretofore given or made in respect of the Assets or any part thereof.

5.	This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shah, in all respects, be treated as a contract made in the Province of Alberta. The parties hereto irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

6.	This Agreement shall be binding upon and shall enure to the benefit of each of the parties hereto and their respective administrators, trustees, receivers, successors and assigns.

7.	This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

ALBERTA STAR DEVELOPMENT CORP.		PETROCAPITA OIL AND GAS L.P.
By its general partner, Petrocapita GP I Ltd.

Per:		Per:
Stuart Rogers, Interim Chief
Executive Officer

Schedule G

THIS PAGE COMPRISES SCHEDULE "G” ATTACHED TO AND FORMING PART OF AN AGREEMENT OF PURCHASE AND SALE MADE AS OF APRIL 8, 2013 BETWEEN ALBERTA STAR DEVELOPMENT CORP. AND PETROCAPITA OIL AND GAS L.P.

Rights of First Refusal

All Assets of the Vendor in this Agreement are subject to Rights of First Refusal pursuant to (i) the Joint Operating Agreement dated August 5, 2010 between the Vendor and Western Plains Petroleum Ltd., (ii) the Joint Operating Agreement dated August 25, 2010, between the Western Plains Petroleum Ltd., Nordic Oil & Gas Ltd. and the Vendor (pursuant to a notice of assignment dated August 25, 2010, between Western Plains Petroleum Ltd. and the Vendor).

Schedule H

THIS PAGE COMPRISES SCHEDULE "H” ATTACHED TO AND FORMING PART OF AN AGREEMENT OF PURCHASE AND SALE MADE AS OF APRIL 8, 2013 BETWEEN ALBERTA STAR DEVELOPMENT CORP. AND PETROCAPITA OIL AND GAS L.P.

Lawsuits and Claims

None.